Filed pursuant to Rule 424(b)(3)
Registration No. 333-121258
PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JANUARY 24, 2005)
TARRAGON CORPORATION
$62,000,000
8% SENIOR CONVERTIBLE NOTES DUE 2009 AND
THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
     This prospectus supplement supplements the information contained in our prospectus dated January 24, 2005, referred to in this prospectus supplement as the “prospectus,” relating to the potential resale from time to time of our 8% Senior Convertible Notes due 2009, referred to in this prospectus supplement as the “notes,” and the resale of our common stock, par value $0.01 per share, referred to in this prospectus supplement as our “common stock,” issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
     The following table supplements the information set forth in the prospectus under the caption “Selling Securityholders” with respect to the securityholders and the respective principal amount of notes that are beneficially owned and may be sold by each securityholder and the number of shares of our common stock issuable upon conversion of the notes that may be sold by the securityholders pursuant to the prospectus, as amended or supplemented.

	Principal Amount of Notes	Percentage of	Number of Shares of
	Beneficially Owned That	Notes	Common Stock That	Percentage of Common
Name of Selling Securityholder	May Be Sold	Outstanding (1)	May Be Sold (2)	Stock Outstanding (3)(4)
PNC Equity Securities Corp.	$3,500,000	5.83%	285,948	1.15%
Springhouse Capital, LP	5,750,000	9.58%	469,771	1.88%
AG Offshore Convertibles, Ltd.(5)	14,250,000	23.75%	1,164,215	4.54%
Highbridge International LLC(5)	8,000,000	13.33%	653,594	2.60%
Whitebox Convertible Arbitrage Partners LP	6,750,000	11.25%	551,470	2.20%
Whitebox Diversified Convertible Arbitrage Partners LP	1,250,000	2.08%	102,124	0.42%
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	1,550,000	2.58%	126,634	0.51%
Argent Classic Convertible Arbitrage Fund II, L.P.	30,000	0.05%	2,451	0.01%
Argent Classic Convertible Arbitrage Fund L.P.	280,000	0.47%	22,876	0.09%
Xavex Convertible Arbitrage 10 Fund	140,000	0.24%	11,438	0.05%
Corsair Capital Partners LP	1,531,800	2.55%	125,147	0.51%
Corsair Capital Partners 100 LP	66,600	0.11%	5,441	0.02%
Corsair Capital Investors Ltd.	201,600	0.34%	16,470	0.07%
Corsair Long Short International Ltd.	160,000	0.27%	13,072	0.05%
Ore Hill Hub Fund, Ltd.(6)	1,000,000	1.67%	245,098	0.99%
Millennium Partners, L.P.	40,000	0.07%	3,268	0.01%
Sunrise Partners Limited Partnership(5)	10,375,000	17.29%	847,630	3.34%
Linden Capital LP	3,875,000	6.46%	316,585	1.28%
Lazard Fréres & Co. LLC(7)	1,250,000	2.08%	102,124	0.42%

Total	$60,000,000	100.00%	5,065,356	20.14%
(1)	Calculated based on $60,000,000 aggregate principal amount of outstanding notes as of June 30, 2005.

(2)	Assumes conversion of all of the securityholder’s notes initially at a conversion price of $12.24 per share, which is equal to a conversion rate of 81.6993 shares of our common stock per $1,000 principal amount of the notes, subject to adjustment as described under the caption “Description of the Notes-Conversion Rights-Conversion Rate Adjustments” in the prospectus. The conversion rate of 81.6993 is adjusted from the initial conversion rate of 54.4662 to reflect the three-for-two stock split of our common stock effective February 10, 2005.

(3)	Calculated based on 24,495,905 shares of our common stock outstanding as of June 30, 2005. In calculating this amount, we treated as outstanding that number of shares of our common stock issuable upon conversion of all of a particular selling securityholder’s notes. However, we did not assume the conversion of any other securityholder’s notes.

(4)	Does not include any shares of our common stock that any securityholders or their pledgees, donees, transferees or successors might beneficially own, other than our common stock issuable upon conversion of the notes at the conversion rate.

(5)	Affiliate of a broker-dealer.

(6)	On July 1, 2005, Ore Hill Hub Fund, Ltd. converted $2,000,000 aggregate principal amount of outstanding notes into 163,398 shares of our restricted common stock.

(7)	Broker-dealer.

     Investing in the notes or our common stock issuable upon conversion of the notes involves risk. See “Risk Factors” beginning on page 7 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2005